Pilgrim’s Announces $1.5 Billion Special Dividend and Long-term Capital Allocation Strategy Company Outlines Portfolio Enhancements, Brand Growth at Investor Day in New York GREELEY, Colo., March 14, 2025 -- Pilgrim’s Pride Corporation (NASDAQ: PPC), one of the world’s leading food companies, today announced a capital deployment strategy in support of its ongoing efforts to improve its capital structure, enhance its diversified portfolio, stimulate brand growth and generate shareholder value. As a part of the strategy, the company’s board of directors has approved the declaration of a special cash dividend of $6.30 per share. The total amount of the special dividend payment will be approximately $1.5 billion, based on the current number of shares outstanding. The special cash dividend is payable on April 17, 2025, to stockholders of record on April 3, 2025. “Pilgrim’s is confident in the future of our business and we believe our capital allocation strategy positions the company for continued, disciplined growth and enhanced earnings potential across our diversified portfolio,” said Fabio Sandri, CEO of Pilgrim’s. “The Board’s decision to pay a special dividend reflects our strong balance sheet and our commitment to create long-term stockholder value. Today’s announcement is a testament to our team’s ability to execute our key customer strategy, unlock value through differentiated offerings, and relentlessly pursue quality and service. In addition to the special dividend, the company is outlining the ways it is strengthening its portfolio, aligning with key customers and growing organically in the U.S. market. In the coming years, projects will include expanding in prepared foods due to brand growth; adding small bird capacity to support key customer growth; converting a big bird plant to a case ready facility for continued growth in retail; and expanding protein conversion capacity to upgrade the portfolio and reduce risk. With today’s dividend announcement, over the last five years, Pilgrim’s has invested more than $950 million in acquisitions, $1.8 billion in share repurchases and dividends, and $2.2 billion in capital expenditures.

During the investor day event, the Pilgrim’s leadership team will discuss its capital allocation strategy, growing momentum in branded offerings across its portfolio, and future growth plans. About Pilgrim’s Pride Pilgrim’s employs over 61,000 people and operates protein processing plants and prepared- foods facilities in 14 states, Puerto Rico, Mexico, the U.K, the Republic of Ireland and continental Europe. The company’s primary distribution is through retailers and foodservice distributors. For more information, please visit www.pilgrims.com. Media Contact: Nikki Richardson Head of Corporate Communications nikki.richardson@jbssa.com